Exhibit 5.1

October 1, 2013

Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134

Re:	Registration on Form S-8 of 45,016,735 Shares of Common Stock Pursuant to the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan
Ladies and Gentlemen:
I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Starbucks Corporation, a Washington corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 45,016,735 shares of the Company's Common Stock, par value $0.001 per share (the “Shares”), available for issuance under the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan, as amended (the “Plan”).
In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable to enable me to render the opinions set forth below. In my examination, I have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and nonassessable.
I render no opinion herein as to matters involving the laws of any jurisdiction other than the Washington Business Corporation Act (the “WBCA”). This opinion is limited to the effect of the current state of the WBCA and to the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

Robert L. Villaseñor
director, corporate counsel, Corporate & Securities